INDEPENDENT AUDITORS' REPORT

To the Trustees and Shareholders of MassMutual Institutional Funds:

In planning and performing our audit of the financial statements of the MassMutual Institutional Funds (the "Trust") (comprising MassMutual Prime Fund, MassMutual Short-Term Bond Fund, MassMutual Core Bond Fund, MassMutual Diversified Bond Fund, MassMutual Balanced Fund, MassMutual Core Equity Fund, MassMutual Large Cap Value Fund, MassMutual Indexed Equity Fund, MassMutual Growth Equity Fund, MassMutual Aggressive Growth Fund, MassMutual OTC 100 Fund, MassMutual Focused Value Fund, MassMutual Small Cap Value Equity Fund, MassMutual Mid Cap Growth Equity Fund, MassMutual Mid Cap Growth Equity II Fund, MassMutual Small Cap Growth Equity Fund, MassMutual Emerging Growth Fund and MassMutual International Equity Fund) for the year ended December 31, 2000 (on which we have issued our report dated February 20, 2001), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that the internal control may become inadequate because of changes in conditions or that the effectiveness of the design or operation may deteriorate.

Our consideration of the Trust's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of the Trustees and Shareholders of MassMutual Institutional Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.






DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 20, 2001